Comdisco, Inc.and Subsidiaries                                     Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)

                                              Six months ended
                                                   March 31,                  For the years ended September 30,
                                                2001     2000           2000      1999      1998       1997      1996
                                              -------  --------       -------   -------   -------    -------   -------
Fixed charges
  Interest expense <F1>                       $  204   $   178        $  384    $  341    $  329     $  301    $  267
  Approximate portion of
    rental expense representative
    of an interest factor                          4         3             7         6         5          4         7
                                              -------  --------       -------   -------   -------    -------   -------
   Fixed charges                                 208       181           391       347       334        305       274

Earnings from continuing operations before
 income taxes,net of preferred
 stock dividends                                 129       205           413       116       237        201       176
                                              -------  --------       -------   -------   -------    -------   -------
Earnings from continuing operations
  before income taxes and fixed charges       $  337   $   386        $  804    $  463    $  571     $  506    $  450
                                              =======  ========       =======   =======   =======    =======   =======
Ratio of earnings to fixed charges              1.62      2.13          2.06      1.33      1.71       1.66      1.64
                                              =======  ========       =======   =======   =======    =======   =======
Rental expense:
  Equipment subleases                         $   --   $     2        $    3    $    4    $    5     $    6    $   14
  Office space, furniture, etc.                   11         8            17        14         9          7         8
                                              -------  --------       -------   -------   -------    -------   -------
     Total                                    $   11   $    10        $   20    $   18    $   14     $   13    $   22
                                              =======  ========       =======   =======   =======    =======   =======
     1/3 of rental expense                    $    4   $     3        $    7    $    6    $    5     $    4    $    7
                                              =======  ========       =======   =======   =======    =======   =======

<F1> Includes interest expense incurred by  technology  services and included in technology services expense on the consolidated statements of earnings. The fiscal 2000 and 1999 periods include interest expense incurred by discontinued operations and included in the loss on discontinued operations on the consolidated statements of earnings.